Exhibit 4.45

Power of Attorney

The following parties acknowledge that, for the purpose of the performance by the shareholders (“Authorizers”) of Wuhan Fangtang Education Technology Co., Ltd. (“Wuhan Fangtang”) of any specific obligations required by them as the shareholders of Tianjin Shangde, all Authorizers hereby grant the authorization and sign this Power of Attorney (hereinafter referred to as “Power of Attorney”):

SHENG Heqiang, ZHANG Shaobin,

(The above Authorizers are collectively referred to as “Authorizers”)

The Authorizers hereby irrevocably authorize to the maximum scope permitted by law Tianjin Studyvip Education Co., Limited ("WFOE") or its designated person or authorized representative (“Authorized Person”) to exercise all their shareholder rights corresponding to all voting shares (“Shares”) held by them in Wuhan Fangtang on behalf of the Authorizers, including but not limited to the rights to (1) propose to hold a meeting of shareholders, and receive any notices on the convening and proceedings of the meetings of shareholders; (2) participate in a meeting of shareholders and sign the relevant shareholder resolutions on behalf of the Authorizers; (3) exercise all shareholder rights enjoyed by the Authorizers according to the laws and the articles of association, including but not limited to the voting rights, the right to sell or transfer or pledge or dispose of all or any part of the Shares of the Authorizers and the right to decide any bonus and other matters; (4) designate and appoint, as the authorized representative of the Authorizers, the chairman, directors, supervisors, general manager, chief financial officer and other senior managers of Wuhan Fangtang at the meeting of shareholders of Wuhan Fangtang.

All powers of attorney in relation to any Shares that were issued by the Authorizers prior to the date of signature of this Power of Attorney shall be irrevocably revoked, and the Authorizers hereby warrant that they shall not issue a separate power of attorney in respect of any Shares. This Power of Attorney and any powers, rights or interests granted by it shall be irrevocable.

Except as otherwise agreed herein, all acts done by the Authorized Person in respect of any Shares of the Authorizers may be done at the Authorized Person’s sole discretion without any oral or written instructions of the Authorizers. The Authorizers hereby irrevocably acknowledge that all acts done by the Authorized Person in respect of any Shares of the Authorizers shall be deemed to be the acts done by the Authorizers and that all documents signed by the Authorized Person shall be deemed to be the documents signed by the Authorizers. In addition, the Authorized Person shall have the right to transfer such delegation and may delegate this authorization to any other individuals or entities designated by the board of directors of designated by the board of directors of the WFOE.

Unless the Business Operation Agreement signed by Wuhan Fangtang, Authorized Person and Authorizers is terminated in advance for any reason, the term of this Power of Attorney shall be ten years from the date of signature hereof. Upon expiration of this Power of Attorney, the Authorizers shall, at the request of the Authorized Person, extend the term of this Power of Attorney according to the Authorized Person’s requirements.

This Power of Attorney shall be binding upon all senior managers, directors, agents, assigns and successors of the Authorizers.

In witness whereof, the Authorizers have caused this Power of Attorney to be executed on 28th day of December, 2020.

[This page is the signature page to the Power of Attorney]

Authorizers

SHENG Heqiang

Signature: /s/ SHENG Heqiang

ZHANG Shaobin

Signature: /s/ ZHANG Shaobin

[This page is the signature page to the Power of Attorney]

Authorized Person

Tianjin Studyvip Education Co., Limited

Signature: /s/ LIU Tongbo (Seal)

Name: LIU Tongbo

Title: Authorized Representative